Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-107661, No. 333-178051, No. 333-181419, No. 333-211415, No. 333-239331, and No. 333-253317 on Form S-8 of our reports dated February 23, 2024, with respect to the consolidated financial statements of Markel Group Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Richmond, Virginia
February 23, 2024